Exhibit 99.1

Fellazo Inc. Provides Update on Trading and Trust Account Status

NEW YORK, NY, March 12, 2020 (GLOBE NEWSWIRE) -- Fellazo Inc. (the “Company”) provided an update on the Company’s activities since it received the delisting determination of the Nasdaq Hearings Panel (the “Panel”) on March 3, 2020.

On March 3, 2020, the Company received a letter from the Panel stating that, following the Company’s appeal of the determination by the staff of Nasdaq’s Listing Qualifications Department (“Staff”) to delist the Company’s securities, the Panel had affirmed Staff’s delisting decision and had determined to delist the Company’s securities from The Nasdaq Stock Market. The Company’s securities have ceased trading on Nasdaq and are not trading on the over-the-counter market since their suspension by Nasdaq following the Panel’s decision, effective at the open of business on March 5, 2020. Nasdaq will complete the delisting by filing a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the Securities and Exchange Commission after applicable appeal periods have lapsed.

As of the close of business on March 11, 2020, an aggregate of $58,366,134.06 was held in the Company’s trust account. The Company is currently evaluating various alternatives for the Company to execute on its business objective following its delisting from Nasdaq, which alternatives include but are not limited to a possible liquidation of the trust, and will pursue the course of action that it believes is in the best interest of the Company and its shareholders.

There can be no assurance that the Company will be able to find a suitable acquisition target on favorable terms or develop an alternative business plan. The Company does not undertake any obligation to provide any updates with respect to this or any other developments, except as required under applicable law.

About Fellazo Inc.

Fellazo Inc. is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, it intends to focus on businesses in the health food and supplement sector that have their primary operations in Asia.

Forward-Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including its ability to maintain a trading market for its securities and to consummate an initial business combination. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the SEC, including those factors discussed under the caption "Risk Factors" in such filings. Copies of such filings are available on the SEC's website. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Stephen Markscheid
Interim Chief Executive Officer
Fellazo Inc.
stephen.markscheid@tkkcapital.com